AMERICAN TONERSERV CORP.
                    475 Aviation Boulevard, Suite 100
                       Santa Rosa, California 95403
                              (800) 304-4156



                               August 9, 2005




Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C.  20549

    Re:  Registration Statement on Form SB-2
         SEC File No. 333-120688

Dear Sir/Madam:

     Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, the undersigned, as President of American TonerServ Corp. respectfully requests that the effective date of the above-mentioned Registration Statement on Form SB-2 be accelerated to 2:00 p.m., Eastern Daylight Time, on Friday, August 12, 2005, or as soon thereafter as is practicable.

                                     Very truly yours,


                                     AMERICAN TONERSERV CORP.



                                     By: /s/ Bryan Klinger
                                         Bryan Klingler, President and CEO


cc: William Bennett